Exhibit 99.1

Applied DNA Sciences Announces Reverse Stock Split

Stony Brook, NY. October 28, 2014. Applied DNA Sciences, Inc. (OTCQB: APDN), (Twitter: @APDN), a provider of DNA-based anti-counterfeiting technology and product authentication solutions, announced today a 1-for-60 reverse split of its common stock that will be effective at 12:01AM on Wednesday, October 29, 2014 and in effect at the opening of trading on Wednesday, October 29, 2014. The reverse stock split was approved by the company’s shareholders at the 2014 Annual Shareholders Meeting, held August 28, 2014, at the specific ratio determined by the Board of Directors.

The reverse stock split was enacted to help the company become eligible for listing on either the NASDAQ or NYSE MKT. The company has applied for listing on these national securities exchanges because it expects that the listing will broaden the company’s shareholder base to include more institutional investors and larger retail investors and also improve liquidity in the company’s common stock. However, the company can provide no assurance that the uplisting will be approved and, even if approved, that the expected benefits of uplisting would be obtained.

At the effective time of the reverse stock split, every 60 shares of APDN common stock will be converted into one newly issued share of common stock, without any change in the par value per share.

The reverse stock split will reduce the number of shares of APDNs outstanding common stock from 836,157,272 to approximately 13,935,954. Proportional adjustments will be made to APDNs outstanding stock options, and outstanding warrants. The number of authorized shares of the company’s common stock will be reduced to 500,000,000 shares.

As permitted by Delaware law, each holder of fewer than 60 shares of common stock prior to the reverse split will not receive fractional shares in the reverse split, but shall be entitled to receive a cash payment.

Noted Karol Gray, CFO of Applied DNA Sciences: “The reverse split has had very solid support from shareholders, and from the Board. We believe the changes in capital structure can strongly benefit our shareholders.”

Holders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse split, and will see the impact of the reverse split automatically reflected in their accounts. Beneficial holders may contact their bank, broker or nominee for more information.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement furnished to the Securities and Exchange Commission on Form 8-K filed on July 21, 2014, a copy of which is available at www.sec.gov or at the company’s website on the Investors page.

About Applied DNA Sciences

APDN is a provider of botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the uncopyable marker that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

The statements made by APDN may be forward-looking in nature. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 20, 2013 (amended on May 1, 2014) and our subsequent quarterly reports on Form 10-Q/A (for the quarterly period ended December 31, 2013) and Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

media contact Mitchell Miller, 631-240-8818

investor contact Debbie Bailey, 631-240-8817

web www.adnas.com

twitter @APDN, @APDNInvestor.